Exhibit 5.1

March 3, 2011

Juniper Networks, Inc.

1194 North Mathilda Avenue

Sunnyvale, CA 94089

Re:	Juniper Networks, Inc.—Registration of $300,000,000 of its 3.100% Senior Notes due 2016, $300,000,000 of its 4.600% Senior Notes due 2021 and $400,000,000 of its 5.950% Senior Notes due 2041

Ladies and Gentlemen:

We have acted as special counsel to Juniper Networks, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on August 10, 2010 of a registration statement on Form S-3, as amended by Amendment No. 1 to Registration Statement on Form S-3 filed on September 2, 2010 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), effective as of September 3, 2010 under the Securities Act. The Registration Statement relates to the proposed issuance and sale, from time to time, by the Company, pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement, the base prospectus, dated September 3, 2010, that forms a part of the Registration Statement (the “Base Prospectus”) and the supplements to the Base Prospectus referred to therein, of up to an aggregate offering price of $1,500,000,000, or the equivalent thereof, of shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), shares of the Company’s preferred stock, $0.00001 par value per share (the “Preferred Stock”), the Company’s senior and subordinated debt securities (the “Debt Securities”), warrants to purchase any of the securities described above (the “Warrants”), depositary shares (the “Depositary Shares”) of the Company representing a fractional interest in a share of Preferred Stock of the Company, and Units comprised of any combination of Common Stock, Preferred Stock, Warrants, Debt Securities or Depositary Shares (the Common Stock, the Preferred Stock, the Debt Securities, the Warrants, the Depositary Shares and/or the Units are collectively referred to herein as the “Securities”).

The Company has issued $300,000,000 of its 3.100% Senior Notes due 2016, $300,000,000 of its 4.600% Senior Notes due 2021 and $400,000,000 of its 5.950% Senior Notes due 2041, each in the form set forth in the Indenture (as defined below) (collectively, the “Senior Notes”) pursuant to the Registration Statement. The Senior Notes have been issued pursuant to an Indenture dated as of March 3, 2011 (the “Base Indenture”), between the Company and Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of March 3, 2011 between the Company and the Trustee (the “Supplemental Indenture,” together with the Base Indenture, the “Indenture”), each in the form set forth on Exhibits 4.1 and 4.8 to the Company’s Form 8-K (the “Form 8-K”), such Form 8-K to be filed on or about March 4, 2011. The Senior Notes are to be sold pursuant to that certain Underwriting Agreement, dated as of February 28, 2011 (the “Underwriting Agreement”), among the Company, Barclays Capital Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named in Schedule II thereto (collectively, the “Underwriters”).

Juniper Networks, Inc.

March 3, 2011

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the Base Prospectus, together with the documents incorporated by reference therein; the related preliminary prospectus supplement, dated February 28, 2011, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Senior Notes; the prospectus supplement, dated February 28, 2011, in the form filed with Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Senior Notes (the “Prospectus Supplement”); the Indenture and the Senior Notes. In addition, we have examined such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. We have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the Senior Notes have been duly authorized and validly executed and delivered by the Trustee; and (iv) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America, the State of New York as to the enforceability of the Debt Securities and the General Corporation Law of the State of Delaware (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the state of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.

Our opinion is qualified as to:

(a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences;

(b) rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

Based on such examination, we are of the opinion that the Senior Notes are binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do

Juniper Networks, Inc.

March 3, 2011

not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.